Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Tweeter Home Entertainment Group Reports Results for Its Second Fiscal Quarter Ended March 31, 2005 and Announces Plan to Close 19 Stores

CANTON, MA, April 28, 2005 — Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) announced its earnings results for the second fiscal quarter ended March 31, 2005.

For the quarter ended March 31, 2005, total revenue from continuing operations decreased 1% to $185 million from $186 million in the same period last year while comparable store sales from continuing operations decreased 4%. Net loss from continuing operations was $27.1 million, which includes a non-cash impairment charge of $22.2 million related to deferred tax assets. This compares to net loss from continuing operations of $4.4 million last year. Loss per share from continuing operations was $(1.10), compared to a loss per share from continuing operations of $(0.18) last year. The loss per share excluding the impairment charge would have been $(0.20).

Operating loss from continuing operations for the quarter ended March 31, 2005, was $7.9 million, compared to $7.0 million for the same period last year. As a percentage of revenue, operating loss from continuing operations was 4.3% compared to 3.8% last year. This was primarily due to a 150 basis point increase in gross margin, a 400 basis point increase in selling expenses, a 70 basis point increase in corporate expenses, and a 280 basis point decrease in non-cash compensation charges.

The increase in selling expenses, as a percent of sales is primarily the result of a 200 basis point increase in compensation costs at both installation hubs and stores. Vehicle costs, insurance costs, and financing fees contributed 80 basis points to the increase, with the balance coming from increases in occupancy costs and depreciation expense.

Corporate, general and administrative expenses for the quarter ended March 31, 2005, increased $1.3 million to $12.6 million, compared to $11.3 million for the same period last year. The majority of these increases are attributable to an increase in compensation costs and professional fees.

The company announced plans today to close 19 stores. It expects to incur costs related to the store closings of between $25 and $30 million, most of which will occur during the June quarter. Of this, approximately $9.7 million is non-cash charges in the form of fixed asset write-offs, with the balance coming from estimated lease terminations, severance and other related closing costs. The company expects to reduce its total workforce by approximately 6% as a result of the store closings and other expense reductions that are occurring in conjunction with the store-closing plan.

Joe McGuire, Interim CEO, said, “We did not achieve our internal plans for profitability for the quarter and fell about $2 million short of our internal EBT goal. Both sales and expenses were off plan for the quarter. While not happy with the final result, we are pleased with the gross margin trends and the continued growth of the services business. By rationalizing our store base, we move much closer to a return to profitability.”

McGuire continued, “Tweeter has been focused for the last 10 years on opening stores, not closing them. The reality is that all large retailers close underperforming stores, but it is done in the context of managing the real estate portfolio. Going forward, you can expect a regular process of new store openings where we believe we can achieve growth in a market, and stores closing where units aren’t contributing. By engaging in a process of closing under-performing stores, and adding new stores that contribute at a higher rate, we believe we will, over time, increase the performance of the whole fleet.”

“Just this year, we have opened new stores in Mission Viejo, CA, Round Rock, TX, Summerlin, NV, and Cool Springs, TN. Coming in the next 12 months are stores in Bowie, MD and Henderson, NV with a relocation under way in Northern Delaware. In addition we will relocate and open our newest prototype “Vegas Style” store in the Oak Brook suburb of Chicago. You will see us engaged in a disciplined process of upgrading our store fleet over the next few years.”

McGuire went on to say, “The statistics around our list of 19 closing stores are telling: They represent almost 11% of our stores, yet are only 4.7% of our revenue. These same stores contributed 32% of our operating loss for the last 12 months. The reality is that most of these stores just do not fit our new services centric model and are not properly located to serve that customer.”

Joe McGuire, Interim CEO, said, “We continue to make progress on the balance sheet. Debt ended the quarter at approximately $44 million, which is a reduction of $3 million over the prior year. Inventory ended the quarter at $109 million, which is approximately $15 million less than a year ago. These factors have resulted in continued improvement in our cash conversion cycle, which finished the quarter at 77 days compared to 84 days last year.”

There will be a conference call to discuss this release at 10:30 AM EDT today. A live webcast of the call will be available. To access the webcast, logon at www.streetevents.com or from the Company’s investor relations website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session with institutional owners. The conference call will be available for playback until Thursday, May 12, 2005 at 11:59 PM.

Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the company is a national specialty consumer electronics retailer, providing entertaining consumer electronics solutions.

The company’s fiscal 2004 revenues were $778 million. Tweeter has been named a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979 and was named one of the “100 Fastest Growing Companies” by Fortune in 2002. Tweeter Home Entertainment Group, Inc. now operates 158 stores under the Tweeter, hifi buys, Sound Advice, Showcase Home Entertainment and Hillcrest High Fidelity names in the New England, Las Vegas, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida and Phoenix markets. The company employs more than 3,300 associates.

Further information on the Tweeter Home Entertainment Group can be found on the company’s web sites at www.twtr.com and www.tweeter.com.

Tweeter Home Entertainment Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands except share and per share amounts)
(Unaudited)

	Three Months ended		Six Months ended
	March 31,		March 31,
	2004	2005	2004	2005
Total revenue	$185,788	$184,693	$436,555	$446,667
Cost of sales	112,917	109,582	268,411	266,633

Gross profit	72,871	75,111	168,144	180,034
Selling expenses	63,229	70,173	137,463	155,497
Corporate, general and administrative expenses	11,311	12,592	23,074	23,106
Non-cash compensation charge	5,144	31	5,279	74
Amortization of intangibles	170	170	340	340

Income (loss) from continuing operations	(6,983)	(7,855)	1,988	1,017
Interest expense, net	(552)	(684)	(981)	(1,214)

Income (loss) from continuing operations before income taxes	(7,535)	(8,539)	1,007	(197)
Income tax expense (benefit)	(3,014)	18,584	403	21,920

Net income (loss) from continuing operations
before equity investment	(4,521)	(27,123)	604	(22,117)
Income from equity investments, net of tax	109	23	273	291

Net income (loss) from continuing operations	(4,412)	(27,100)	877	(21,826)

Discontinued operations:
Pre-tax loss from discontinued operations	(240)	(38)	(543)	(593)
Income tax (benefit) provision	(96)	222	(217)	—

Loss from discontinued operations	(144)	(260)	(326)	(593)

Net income (loss)	$(4,556)	$(27,360)	$551	$(22,419)

Basic earnings (loss) per share:
Net income from continuing operations	$(0.18)	$(1.10)	$0.04	$(0.89)
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.02)

Net Income	$(0.19)	$(1.11)	$0.02	$(0.91)

Diluted earnings per share:
Net income from continuing operations	$(0.18)	$(1.10)	$0.04	$(0.89)
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.02)

Net Income	$(0.19)	$(1.11)	$0.02	$(0.91)

Weighted average shares outstanding
Basic	24,107,171	24,561,204	24,014,632	24,508,041
Diluted	24,107,171	24,561,204	24,824,514	24,508,041

Tweeter Home Entertainment Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	September 30,	March 31,
		2005
	2004	(unaudited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,801	$1,369
Accounts receivable, net	17,796	23,941
Inventory	106,563	108,733
Other current assets	24,821	16,896

Total current assets	151,981	150,939
PROPERTY AND EQUIPMENT, NET	124,864	128,145
LONG-TERM INVESTMENTS	2,304	3,372
OTHER ASSETS, NET	15,933	1,821
GOODWILL / INTANGIBLES, NET	6,132	5,792

TOTAL	$301,214	$290,069

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$3,184	$13,990
Current portion of deferred revenue	518	493
Accounts payable, accrued expenses and other current liabilities	91,989	78,888

Total current liabilities	95,691	93,371

LONG-TERM DEBT	35,002	43,816
OTHER LONG-TERM LIABILITIES	14,102	18,272

Total liabilities	144,795	155,459

STOCKHOLDERS EQUITY	156,419	134,610

TOTAL	$301,214	$290,069

Tweeter Home Entertainment Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Six Months Ended March 31, 2003, 2004, and 2005
(in thousands)
(Unaudited)

	2003	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,743	$551	$(22,419)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	10,339	11,376	12,281
Non cash compensation	—	5,279	74
Other non cash items	(311)	(518)	22,069
Changes in operating assets and liabilities, net of effects from acquisition of business:
(Increase) decrease in assets	399	2,354	(9,284)
Decrease in liabilities	(21,803)	(7,800)	(13,055)

Net cash provided by (used in) operating activities	(8,633)	11,242	(10,334)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net activity from purchase and sale of property and equipment	(16,681)	(8,638)	(10,937)
Purchase of investments	—	—	(300)
Distibutions from investments	—	540	—

Net cash used in investing activities	(16,681)	(8,098)	(11,237)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds (payments) of debt	24,504	(5,327)	19,620
Equity transactions	275	1,650	519

Net cash provided by (used in) financing activities	24,779	(3,677)	20,139

DECREASE IN CASH AND CASH EQUIVALENTS.	(535)	(533)	(1,432)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,283	1,850	2,801

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,748	$1,317	$1,369

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid (received) during the period for:
Interest	$716	$1,499	$1,028

Taxes	$561	$(7,806)	$(261)

Non-Cash Activities:
Impairment of Deferred Tax Asset	$—	$—	$22,236

# # # # # #

For further information, contact Kate MacKinnon at 781 830 3324, fax 781 830 3223 or email at
kmackinnon@twtr.com.

# # # # # #

Certain statements and financial projections contained in this press release, including, without limitation, statements containing the words “expects,” “anticipates,” “believes,” “plans,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and projections are subject to various risks and uncertainties including the risk that Tweeter may not close 19 stores and that costs related to store closings may be more than $30 million, risk that the reduction in work force from store closings and other expense reductions that are occurring in conjunction with the store closing plan may be more than six percent, risk that the process of opening new stores and closing existing stores may not increase the overall performance of Tweeter’s stores, risk that Tweeter may not engage in a disciplined process of upgrading its stores over the next few years, risks associated with management of growth, risks of economic downturns generally, and in Tweeter’s industry specifically, risks associated with competitive pricing pressure and seasonal fluctuations, risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, risks associated with Tweeter’s dependence on key personnel, risks associated with obtaining financing for Tweeter’s business model, and risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 14, 2004 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), and its other filings with the SEC, that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.